Exhibit 4.3

Rules of the Markit 2006 Additional Share

Option Plan

MARKIT LTD.

Rules approved by the Board of Markit Group Limited on 26 April 2006 and by the

shareholders

Assumed and adopted by Markit Group Holdings Limited in 2007

Assumed and adopted by Markit Ltd. on 18 June 2014

Amended and Restated on 4 December 2014

i

RULES OF THE MARKIT 2006

ADDITIONAL SHARE OPTION PLAN

RECITALS

(A)	The Plan was originally approved by the board of Markit Group Limited and adopted on 26 April 2006 (the “Original Plan”). The Original Plan and the options outstanding thereunder were subsequently assumed by Markit Group Holdings Limited in 2007.

(B)	Following a court approved scheme of arrangement and the insertion of Markit Ltd. as the ultimate holding company of the Markit group on 18 June 2014, the Original Plan and the options outstanding thereunder were assumed by Markit Ltd.

(C)	Pursuant to Rule 11.1 of the Original Plan, the Board has resolved to amend and restate the Rules in their entirety as set out below.

1.	DEFINITIONS

1.1	In the Rules (unless the context otherwise requires) the following words and phrases have the following meanings:

“Affiliate” means, with respect to any person (other than an individual), any other person that directly, or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person; and with respect to an individual means any person that such individual has transferred all or part of its shares in accordance with the Bye-laws;

“Bad Leaver” has the meaning given to it in Rule 6.3;

“Board” means the board of directors from time to time of the Company (or the directors present at a duly convened meeting of such board) or a duly authorised committee of the board;

“Bye-laws” means the bye-laws of the Company currently in force and as amended from time to time and “Bye-law” shall be construed accordingly;

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Commencement Date” means the date on which the Original Plan was approved by the board of Markit Group Limited, being 26 April 2006, subject to the approval of the Plan by the shareholders of such company within 12 months before or after such board approval;

“Company” means Markit Ltd., an exempted company incorporated pursuant to the laws of Bermuda with its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda;

“Date of Grant” means the date on which the Board grants an Option in accordance with Rule 3;

“Departing Employee” means:

(a)	any individual that is a director or an employee of the Company or any of its Affiliate companies and:

(i)	who, for any reason, ceases to be a director or an employee of the Company or any of its Affiliate companies; or

(ii)	the business of the company of which he is a director or employee is sold by the Company or any of its Affiliate companies, and in such case, such individual ceases to be a director or an employee of either the Company or any of its Affiliate companies; or

(b)	any individual:

(i)	who is a director or an employee of an Affiliate company, and such Affiliate company is sold by the Company and, in such case, such individual ceases to be a director or an employee of either the Company or any of its then remaining Affiliate companies; or

(ii)	whose services are otherwise provided to the Company or any of its Affiliate companies, and whose services cease to be provided to the Company or any of its Affiliate companies;

“Dismissal” has the meaning given to it in Rule 6.3(a)(i);

“Drag Along Notice” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Eligible Participant” means any employee (including a director) of the Company or an Affiliate of the Company;

“Exercise Price” means the price per Plan Share at which a Participant may exercise an Option, established in accordance with Rule 4;

“Fair Value” has the meaning given to it in paragraph 3 of Schedule 1;

“Incentive Stock Option” means any Option granted to a Participant under the Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code;

“Initiating Shareholders” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Listing” means the listing of the Ordinary Shares on the NASDAQ stock market, as of 18 June 2014;

“Member of the Group” means the Company or any Affiliate of the Company from time to time;

“Non-Initiating Shareholders” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Non-Qualified Stock Option” means any Option granted under the Plan that is not an Incentive Stock Option;

“Option” means a right to acquire Plan Shares at the Exercise Price in accordance with the Rules;

“Option Tax Liability” means an amount sufficient to satisfy all taxes, duties, social security or national insurance contributions or any other amounts which are required to be withheld or accounted for on behalf of the Participant by any Member of the Group;

“Ordinary Shares” means the common shares of US$0.01 each in the capital of the Company;

“Original Plan” has the meaning given to it in Recital (A);

“Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code;

“Participant” means any individual who has been granted and remains entitled to exercise a Subsisting Option or (where the context admits) the personal representatives of any such individual;

“Plan” means this plan as governed by the Rules;

“Plan Share” means a fully paid Ordinary Share issued pursuant to the terms of the Plan;

“Qualifying Proposed Sale” has the meaning given to it in paragraph 1.1 of Schedule 1;

“Rules” means these rules as from time to time amended in accordance with their provisions by the Board or by the Company in general meeting;

“Seller(s)” has the meaning given to it in paragraph 2.1 of Schedule 1;

“Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code;

“Subsisting Option” means an Option to the extent that it has neither lapsed nor been exercised;

“Ten Percent Shareholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent;

“Termination” has the meaning given to it in Rule 6.3(a)(i);

“Vesting Schedule” means, subject to the terms of the Plan, the vesting schedule attached to the Rules as Appendix A or such other vesting schedule determined by the Board; and

“Voluntary Resignation” means, in respect of a director or employee of the Company or any of its Affiliates, the voluntary resignation of that director or employee (or voluntary termination of the arrangements pursuant to which his services are provided to the

Company and/or any of its Affiliates) in circumstances other than where the Company or any of its Affiliates would have been entitled to effect a Dismissal or Termination in respect of such director or employee.

1.2	Where the context so admits the singular shall include the plural and vice versa and the masculine gender shall include the feminine. Any reference to a statutory provision is to be construed as a reference to that provision as for the time being amended or re-enacted and shall include any regulations or other subordinate legislation made under it. The Vesting Schedule forms a part of the Plan.

2.	COMMENCEMENT, AMENDMENT AND RESTATEMENT AND TITLE

2.1	The Plan commenced on the Commencement Date and shall continue to be known as The Markit 2006 Additional Share Option Plan.

2.2	The Rules are hereby amended and restated in their entirety.

3.	THE GRANT OF OPTIONS

3.1	The Board may grant Options to an Eligible Participant to acquire Plan Shares subject to (i) the Company having received from each such Eligible Participant a fully signed and dated original of the power of attorney in the form attached to the Rules as Appendix B hereto and (ii) the Rules including, the Vesting Schedule and such other objective terms or conditions as the Board may in its absolute discretion determine. Options may be granted only to such Eligible Participants as the Board shall in its absolute discretion select. No Eligible Participant shall be entitled as of right to participate. The extent of any grant of Options shall be determined by the Board in its absolute discretion.

3.2	The Board, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Option under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Option granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Option under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Board authorizes the Company to assume an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Plan Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Board elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.

3.3	No consideration shall be payable for the grant of an Option. The Board shall grant Options by deed in such form as the Board shall decide. A single deed of grant may be executed in favour of any number of Participants. Each Participant shall on, or as soon as possible after, the Date of Grant be issued with a certificate as evidence of the grant of an Option.

3.4	The aggregate number of Plan Shares that may be issued or used for reference purposes under the Plan shall not exceed 300,000 Plan Shares (subject to any increase or decrease pursuant to Rule 8.1 of the Plan). If any Option granted under the Plan expires, terminates or is cancelled for any reason without having been exercised in full, the number of Plan Shares underlying any unexercised Option shall again be available for the purpose of Options under the Plan.

3.5	The Board shall have authority to determine whether an Option is an Incentive Stock Option or a Non-Qualified Stock Option, provided that an Eligible Participant who is a director is not eligible to be granted an Incentive Stock Option; and, provided, further, only Eligible Participants who are employees of the Company or any Subsidiary or Parent are eligible to be granted Incentive Stock Options.

4.	THE EXERCISE PRICE

4.1	Save as otherwise determined by the Board in its absolute discretion no later than the Date of Grant, the Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Value of a Plan Share on the Date of Grant; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the Exercise Price shall be no less than 110% of the Fair Value of a Plan Share on the Date of Grant.

4.2	The Exercise Price is subject to adjustment in accordance with Rule 8.

5.	NON-ASSIGNABILITY OF OPTIONS

No Option granted to an Eligible Participant under the Plan shall be capable of being transferred by him or his personal representative(s) or of being mortgaged, pledged or encumbered in any way whatsoever. In the event of any breach or purported breach of this provision the Option shall lapse forthwith. This Rule 5 shall not prevent the personal representative(s) of a deceased Participant from exercising the Option in accordance with the Rules.

6.	WHEN OPTIONS MAY BE EXERCISED

6.1	Subject to Rule 9, a Subsisting Option shall be exercisable only to the extent that it has vested in accordance with the Vesting Schedule.

6.2	A Subsisting Option, whenever granted, shall lapse and cease to be exercisable upon the earliest to happen of the following:

(a)	the fifth anniversary of its Date of Grant with respect to an Incentive Stock Option granted to a Ten Percent Shareholder, or as otherwise may be decided by the Board;

(b)	the first anniversary of the date of death of the Participant;

(c)	the date upon which the Participant becomes a Departing Employee in circumstances where the Participant is a Bad Leaver;

(d)	three months from the date on which a Participant becomes a Departing Employee in respect of the element of the Subsisting Option which has vested in accordance with the Vesting Schedule and immediately on the date on which the Participant becomes a Departing Employee in respect of any element of the Subsisting Option which has not vested in accordance with the Vesting Schedule on such date; and

(e)	the expiry of the periods mentioned in Rules 9.1, 9.2, 9.3, 9.4 and 9.5.

6.3	A person is a “Bad Leaver” if:

(a)	the reason for the person having become a Departing Employee is as a result of:

(i)	his dismissal or the termination of the Departing Employee’s service contract (or other arrangements pursuant to which his services are provided to the Company and/or any Subsidiary) in circumstances which, for any reason, justify (or which, if the Departing Employee were an employee of the Company or any such Subsidiary, would so justify) his summary dismissal or summary termination (without, for the avoidance of doubt, notice or payment in lieu of notice being required):

(A)	under the Departing Employee’s service contract or other arrangements pursuant to which his services are provided; or

(B)	if such Departing Employee is employed in the United Kingdom, at common law,

(respectively, a “Dismissal” and a “Termination”); or

(ii)	the services of the Departing Employee (whether provided in accordance with the terms of a service contract or other arrangements pursuant to which his services are provided to the Company and/or any Subsidiary) being or becoming no longer available to the Company and/or any such Subsidiary in breach (other than by breach by the Company or any such Subsidiary) of such service contract or other arrangements; or

(iii)	his Voluntary Resignation (or voluntary termination of the arrangements pursuant to which his services are provided to the Company and/or any Subsidiary of the Company) where circumstances exist in which the Company or any Subsidiary would have been entitled to effect a Dismissal or Termination in respect of such Departing Employee; or

(b)	the Participant is an employee of the Company or an Affiliate of the Company whose employment relationship with the Company or such Affiliate is governed by the laws of the United States and/or any state therein:

(i)

in the case where there is no employment agreement, change in control agreement or similar agreement in effect between the Company or such Affiliate and the Participant on the date of issue of Plan Shares (or where there is such an agreement but it does not define “cause” or “Bad Leaver” (or words of like import)), then for the purposes of the Rules, “Bad Leaver” shall mean (a) such employee’s dismissal or termination that is occasioned by the Company or such Affiliate as a result of (i) insubordination, dishonesty, fraud, incompetence, moral turpitude or wilful misconduct of the Participant, (ii) the Participant’s refusal to perform his or her duties or responsibilities for any reason other than illness or incapacity, or (iii) materially unsatisfactory performance of the Participant’s duties for the Company or such Affiliate, in each case as determined by the Board in its sole discretion, or (b) an employee’s voluntary resignation where circumstances exist in which the Company or such Affiliate would have been entitled to dismiss the Participant as a “Bad Leaver” in accordance with this Rule 6.3(b)(i); or

(ii)	in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Company or such Affiliate and the Participant that defines “cause” or “Bad Leaver” (or words of like import) on the date of grant, then for the purposes of the Rules, “Bad Leaver” shall mean “cause” or “Bad Leaver” (or words of like import) as defined under such agreement, provided, however, that with regard to any agreement under which the definition of “cause” or “Bad Leaver” (or words of like import) only applies on occurrence of a change in control, such definition of “cause” or “Bad Leaver” (or words of like import) shall not apply until a change in control actually takes place and then only with regard to a termination thereafter.

7.	MANNER OF EXERCISE OF OPTIONS

7.1	Subject to Rule 7.2, an Option shall be exercised by the Participant lodging with the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time):

(a)	an Option certificate in respect of the Option to be exercised;

(b)	a notice of exercise in such form as the Board may from time to time prescribe, duly executed in accordance with the instructions in such notice;

(c)	payment (in such manner as the Board shall direct) of a sum equal to the aggregate Exercise Price of the Plan Shares in relation to which the Option is then being exercised, together with an amount equal to that required to be paid pursuant to Rule 7.2(b); and

(d)	in respect of an exercise of an Option in the circumstances set out in Rule 9.1, a duly executed power of attorney in the form provided by the Company on grant of the Option appointing the Company as the Participant’s attorney to execute documents on behalf of the Participant to give effect to the transfer of the Plan Shares the Participant would hold following the exercise of such Option PROVIDED ALWAYS THAT if the relevant Qualifying Proposed Sale has not completed within 60 days of the date on which the Drag Along Notice is delivered to the Company pursuant to Schedule 1 or the date on which a copy of the relevant offer to the Participants pursuant to Schedule 1 is delivered to the Company, as the case may be, then the Company shall return to the Participants the documents referred to in Rules 7.1(a) and 7.1(b) and the payment referred to in Rule 7.1(c) and, notwithstanding anything to the contrary in the Plan, the Option shall be deemed not to have been exercised.

7.2	The exercise of an Option by a Participant under Rule 7.1 shall be conditional upon:

(a)	agreement being reached between the Company and the Participant as to the amount, or their best estimate of the amount, of the Option Tax Liability; and

(b)	payment of the estimate or amount of the Option Tax Liability or arrangements which are satisfactory to the Company for the payment by the Participant of the Option Tax Liability whether in cash or by deduction from cash payments otherwise to be made to the Participant or by the withholding of Plan Shares otherwise deliverable to the Participant on the exercise of the Option equal in value to the amount of the Option Tax Liability.

(c)	[Intentionally deleted].

7.3	Subject to the obtaining of any necessary regulatory consents, the Board shall within 30 days of the exercise of any Option cause the Company to allot and issue or procure the transfer of the relevant Plan Shares and send or cause to be sent to the Participant who has exercised the Option a share certificate for the Plan Shares in respect of which the Option is exercised provided such allotment or transfer is lawful.

7.4	Plan Shares issued pursuant to the Plan will rank pari passu in all respects with the Ordinary Shares then already in issue except that they and any Plan Shares transferred pursuant to the Plan will not rank for any dividend or other distribution of the Company paid or made by reference to a record date falling prior to the date of exercise of the relevant Option.

7.5	The Company shall maintain sufficient unissued share capital to satisfy all rights to subscribe for Plan Shares from time to time under Subsisting Options.

8.	ALTERATIONS OF SHARE CAPITAL

8.1	In the event of any variation in the share capital of the Company by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital or otherwise, then the number and the nominal value of Plan Shares subject to any Subsisting Options, the Exercise Price and, where an Option has been exercised but as at the date of the variation of capital referred to above no Plan Shares have been allotted or transferred pursuant to such exercise, the number of Plan Shares which may be so allotted or transferred and the price at which they may be acquired, may be adjusted by the Board in such manner and with effect from such date as the Board may in its absolute discretion determine to be appropriate.

8.2	No adjustment under Rule 8.1 shall be made which would reduce the Exercise Price of any Option to subscribe for Plan Shares below the nominal value of a Plan Share unless and to the extent that:

(a)	the Board is authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Plan Shares subject to the Option exceeds the aggregate adjusted Exercise Price; and

(b)	the Board shall resolve to capitalise and apply such sum on exercise of that Option.

8.3	The Board shall notify Participants in such manner as it thinks fit of any adjustment made under Rule 8.1 and may call in, cancel, endorse, issue or re-issue any Option certificate as a result of any such adjustment.

9.	SALE, FLOTATION AND LIQUIDATION

9.1	In the event of a Qualifying Proposed Sale a Subsisting Option shall be exercisable in full (but only to the extent that the Option has not lapsed) from the date on which either (a) the Drag Along Notice is delivered to the Company pursuant to paragraph 1.1 of Schedule 1 (in the case of a proposed sale by Initiating Shareholders to a third party in accordance with paragraph 1.1 of Schedule 1) or (b) a copy of the offer(s) to the Participants pursuant to paragraph 2.4 of Schedule 1 is delivered to the Company or the day the offer should have been made pursuant to paragraph 2.1 of Schedule 1 (in the case of a sale to a third party purchaser in accordance with paragraph 2 of Schedule 1) until completion of the relevant sale under (a) or (b) above (as the case may be).

9.2	Upon receipt by the Company of a Drag Along Notice pursuant to paragraph 1.2 of Schedule 1 or a copy of the offer(s) to the Participants pursuant to paragraph 2.4 of Schedule 1, the Company shall use all reasonable endeavours as soon as reasonably practicable thereafter to notify the Participants of the details of:

(a)	the Drag Along Notice and the date (if any) specified therein on which the Non-Initiating Shareholders must transfer their Ordinary Shares to the proposed transferee (in the case of 9.1(a)); or

(b)	the offer(s) (in the case of 9.1(b)).

The Participants shall be Non-Initiating Shareholders and shall be bound to transfer their Plan Shares to the proposed transferee as provided for in paragraph 1.1 of Schedule 1 if they exercise their Options pursuant to Rule 9.1. The proposed transferee shall be entitled to enforce this right or benefit against the Participants in accordance with the U.K. Contracts (Rights of Third Parties) Act 1999 provided that no amendment, variation or termination of the Plan (whether or not affecting such right or benefit) shall require the consent of the transferee nor shall such transferee be entitled to veto any amendment, variation or termination of the Plan.

9.3	If the Court sanctions a compromise or arrangement under section 99 of the Bermuda Companies Act 1981 in respect of the Company (other than for the purpose of a restructuring), any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) within 60 days of the Court sanctioning the compromise or arrangement, provided that the notice of exercise given in accordance with Rule 7.1(b) has been received by the Company within 30 days of the Court’s sanction.

9.4	If any person becomes bound or entitled to acquire shares in the Company pursuant to the provisions contained in Part VII of the Bermuda Companies Act 1981, any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) at any time when that person remains so bound or entitled.

9.5	If the Company passes a resolution for voluntary winding-up, any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) within one month of the passing of the resolution.

9.6	Any Subsisting Option may (notwithstanding any other provision of the Plan) be exercised in full (but only to the extent that the Option has not lapsed) from 18 June 2014, the effective date of the registration statement filed with the U.S. Securities and Exchange Commission relating to the initial public offering of the Ordinary Shares undertaken in connection with the Listing.

9.7	The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7.

10.	EMPLOYMENT RIGHTS

10.1	The Plan shall not form part of any contract of employment between any Member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

10.2	Participation in the Plan shall be on the express condition that:

(a)	neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any Member of the Group any additional or other rights to compensation or damages;

(b)	no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(c)	the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

10.3	No individual shall have any claim against a Member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all, if any, doubt) is entirely within the discretion of the Board.

10.4	No Participant shall be entitled to claim compensation from any Member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each Member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

11.	ADMINISTRATION AND AMENDMENT

11.1	The Plan shall be administered under the direction of the Board who may at any time and from time to time by resolution and without other formality delete, amend or add to the Rules of the Plan in any respect provided that no deletion, amendment or addition shall operate to affect adversely in any way any rights already acquired by a Participant under the Plan without the approval of such number of the affected Participants as would be required to amend the Bye-laws with respect to the terms of the Plan Shares on the assumption that the affected Participants constitute the sole shareholders of the Company.

11.2	Notwithstanding anything to the contrary contained in the Rules, the Board may at any time by resolution and without further formality:

(a)	amend the Plan in any way to the extent necessary to obtain or maintain beneficial tax treatment for any Member of the Group in any jurisdiction; and

(b)	amend the Plan in any way to the extent necessary to take account of federal, state or other local tax, exchange control or securities laws, regulation or practice in any jurisdiction relevant to a Participant or Member of the Group.

11.3	Any notice or other communication under or in connection with the Plan may be given:

(a)	by the Company to an Eligible Participant or Participant either personally or sent to him at his place of work by electronic mail or by post addressed to the address last known to the Company (including any address supplied by the relevant participating company or any Subsidiary) or sent through the Company’s internal postal service: and

(b)	to the Company either personally or by post to the Company Secretary.

Items sent by post shall be pre-paid and shall be deemed to have been received 72 hours after posting.

11.4	The Company shall bear the costs of setting up and administering the Plan. However, the Company may require any Member of the Group to reimburse the Company for any costs borne by the Company directly or indirectly in respect of such company’s officers or employees.

11.5	The Company shall maintain all necessary books of account and records relating to the Plan.

11.6	The Board shall be entitled to authorise any person to execute on behalf of a Participant, at the request of the Participant, any document relating to the Plan, in so far as such document is required to be executed pursuant hereto.

11.7	The Company may send copies to Participants of any notice or document sent by the Company to the holders of Ordinary Shares.

11.8	If any Option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.9	In the case of the partial exercise of an Option, the Board may call in and endorse or cancel and re-issue as it thinks fit, any certificate for the balance of Plan Shares over which the Option was granted.

12.	EXCLUSION OF THIRD PARTY RIGHTS

Save as provided in Rule 9.2, the U.K. Contracts (Rights of Third Parties) Act 1999 shall not apply to the Plan nor to any Option granted under it and no person other than the parties to an Option shall have any rights under it nor shall it be enforceable under that Act by any person other than the parties to it.

13.	TERMINATION

The Plan may be terminated at any time by a resolution of the Board or by a resolution of the Company in general meeting. On termination, no further Options shall be granted but such termination shall not affect the subsisting rights of Participants.

14.	TERM

No Option shall be granted pursuant to the Plan on or after 31 December 2009.

15.	INCENTIVE STOCK OPTION LIMITATIONS

To the extent that the aggregate Fair Value (determined as of the Date of Grant) of the Plan Shares with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Participant which is an employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board may amend the Plan accordingly, without the necessity of obtaining the approval of the shareholders of the Company.

16.	GOVERNING LAW

The Rules and all matters arising from the Rules shall be governed and construed in accordance with English law and Participants shall agree to submit to the jurisdiction of the English Courts in respect of the Plan, their Option(s) and any Plan Shares issued or transferred to them in respect of such Option(s).

SCHEDULE 1

DRAG ALONG AND TAG ALONG

1.	Drag Along

1.1.	If the holders of more than 75 per cent. in number of the Ordinary Shares in issue (“Initiating Shareholders”) propose to sell in a bona fide, arm’s-length transaction a number of Ordinary Shares in the Company representing more than 75 per cent. in number of the Ordinary Shares in issue to a third party at Fair Value (in accordance with paragraph 3 of this Schedule 1) representing a value of the Company equal to or exceeding US$50 million (a “Qualifying Proposed Sale”), such Initiating Shareholders shall, subject to the conditions contained in paragraphs 1.2 and 1.3 of this Schedule 1, have the right to require all of the Participants (the “Non-Initiating Shareholders”) to transfer all of their Ordinary Shares (or, in respect of any Participants, any Plan Shares to which he will become entitled on exercise by him of any Subsisting Options pursuant to the Rules) to the proposed transferee within five business days (or such later date as may be specified in the notice) of receiving a notice in writing signed by or on behalf of the Initiating Shareholders (the “Drag Along Notice”). On service of the Drag Along Notice each Non-Initiating Shareholder shall (i) consent to, vote in favour of and raise no objections against such Qualifying Proposed Sale (including exercising any rights of appraisal, dissenters rights or similar rights), (ii) take all necessary and desirable actions in their capacities as shareholders of the Company in connection with the consummation of such Qualifying Proposed Sale, and (iii) agree to sell all of their Ordinary Shares on the same terms and conditions as the Initiating Shareholders. Notwithstanding the foregoing, the value of the total consideration payable pursuant to a Drag Along Notice to any Non-Initiating Shareholder who is, or whose direct or indirect holding company is, at the date such Shareholder becomes a member of the Company, subject to the Listing Rules made by the Financial Services Authority pursuant to Part VI of the U.K. Financial Services and Markets Act 2000, shall in any event not exceed £2 million.

1.2.	The Initiating Shareholders shall at the same time as serving the Drag Along Notice, deliver a copy of the Drag Along Notice to the Company (marked for the attention of the Company Secretary) for onward transmission of the details thereof to all Participants.

1.3.	The Drag Along Notice shall be accompanied by copies of all documents required to be executed by the Non-Initiating Shareholders to give effect to the transfer and the transfer shall be subject to the condition that, upon consummation of the Qualifying Proposed Sale, each shareholder will receive the same form and proportion of consideration with respect to his or its Ordinary Shares (such consideration to be distributed in accordance with the provisions of the Bye-laws), or if any shareholder is given a choice as to the form and amount of consideration to be received, all shareholders will be given the same choice.

1.4.	If a Non-Initiating Shareholder defaults in transferring its Ordinary Shares pursuant to this paragraph 1, such Non-Initiating Shareholder shall be deemed to have authorised the Company as his or its agent to execute a transfer of that Non-Initiating Shareholder’s Ordinary Shares to the proposed transferee.

2.	Tag Along

2.1.	If the effect of any transfer of Ordinary Shares would result in there being a Qualifying Proposed Sale, the holder or holders of such Ordinary Shares (the “Seller(s)”) shall not complete such Qualifying Proposed Sale unless it or they ensure(s) that the purchaser offers to buy from the other shareholders all the Ordinary Shares held by them and from the Participants, any Ordinary Shares they would hold if they were to exercise their Subsisting Option(s) under the Plan pursuant to the Rules, in either case at the same price per share (whether the consideration is cash or newly issued ordinary shares in the proposed purchaser’s share capital) as apply to the purchase of the Ordinary Shares of the Seller(s) and on no other terms than the terms agreed with the Seller(s) (save in respect of any terms requisite to enable the other shareholders or Participants to enjoy the benefit of the rights granted to them under this paragraph 2.1 of this Schedule 1). The offer shall:

2.1.1.	be irrevocable and unconditional (except for any conditions which apply to the proposed transfer of the shares of the Seller(s) and as set out in paragraph 2.2 of this Schedule 1);

2.1.2.	be open for acceptance during a period of not less than fifteen (15) business days after receipt of such offer; and

2.1.3.	specify that completion shall be effected at the office of the Company by delivery of the duly executed instruments of transfer in respect of the relevant Ordinary Shares accompanied by share certificates in respect thereof against a bankers’ draft in respect of the purchase price thereof and together with any stamp duty payable thereon.

2.2.	If the offer is accepted, the sale shall be conditional upon completion of the Seller(s)’ sale to the third party purchaser and shall be completed at the same time as that sale which may not occur after the day ten (10) business days after the fifteen (15) business day period referred to in paragraph 2.1.2 of this Schedule 1 and the date of which shall be stated in the offer provided always that the proceeds of such sale shall be distributed in accordance with the Bye-laws.

2.3.	No offer shall be required pursuant to paragraph 2 of this Schedule 1 if a Drag Along Notice has been served under paragraph 1 of this Schedule 1.

2.4.	The Seller(s) shall procure that the proposed purchaser shall provide a copy of the offer(s) referred to in paragraph 2.1 of this Schedule 1 to the Company (marked for the attention of the Company Secretary) for onward transmission of the details thereof to all Participants.

3.	Valuation of Shares

For the purposes of the Plan “Fair Value” of an Ordinary Share shall mean the fair value of the relevant share at the applicable time of determination, as determined by the Board in good faith. The determination of Fair Value by the Board shall be conclusive and binding on all parties.

APPENDIX A

VESTING SCHEDULE

1.	Provided the Participant has not become a Departing Employee, an Option shall vest in accordance with one of the following Vesting Conditions determined by the Board in its absolute discretion on the Date of Grant:

Vesting Condition 1

The Option shall vest as to 1/3 of the total number of Plan Shares subject to the Option on the first day of each year beginning on the anniversary of the date on which the Option is granted.

Vesting Condition 2

The Option shall vest over all or such number of Plan Shares subject to the Option and on such date or dates and generally in such manner as may be determined by the Board.

2.	In the event that the number of vested shares would give rise to an entitlement to a fraction of a Plan Share, the number of Plan Shares so vested shall be rounded downwards to the nearest whole number of Plan Shares, or rounded upwards if the entitlement to a fraction of a Plan Share would otherwise have been an entitlement to one half of one Plan Share.

APPENDIX B

POWER OF ATTORNEY

WHEREAS the Principal (as defined below) has been granted an option (the “Option”) to acquire common shares of US$0.01 each (the “Plan Shares”) in the capital of Markit Group Holdings Limited (the “Company”) subject to the terms of the Markit 2006 Additional Share Option Plan (the “Plan”), and terms and expressions used in this power of attorney shall have the same meaning as those defined in the rules of the Plan and/or the Bye-Laws.

BY THIS POWER OF ATTORNEY made on the date set out below, the undersigned (the “Principal”) hereby appoints with effect from the Effective Date (as defined below) any director or the company secretary of the Company (each an “Attorney”) whose registered address is Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda as his attorney in the Principal’s name or otherwise and on his behalf and in connection with a Relevant Sale (as defined below) hereby:

AUTHORITY

1.

a.	authorises and directs the Attorney to exercise the Option on his behalf to acquire the maximum number of Plan Shares attainable under the Option within the period during which the Option remains exercisable in accordance with Rule 9.1 of the Plan;

b.	in the case of a Qualifying Proposed Sale pursuant to paragraph 1 of Schedule 1, authorises and directs the Attorney to procure the transfer on his behalf of the Plan Shares acquired on exercise of the Option to the third party purchaser and to do all things necessary to effect such transfer including the execution of any necessary documents on his behalf;

c.	in the case of a Qualifying Proposed Sale under paragraph 2 of Schedule 1, authorises and directs the Attorney to accept the offer made by the third party purchaser on his behalf in respect of the Plan Shares to be acquired on exercise of the Option and to procure the transfer on his behalf of such Plan Shares to the third party purchaser and to do all things necessary to effect acceptance of the offer and such transfer, including the execution of any necessary documents on his behalf;

d.	authorises and directs that all sale proceeds (the “Sale Proceeds”) received in respect of the sale of the Plan Shares in accordance with (b) or (c) above be paid to the Company or such other person as the Attorney shall see fit to be held by such person as the Principal’s agent and that the Sale Proceeds shall be paid to the Principal as soon as is reasonably practicable following deduction of the amounts specified in (e) and (f) below;

e.	authorises and directs the Attorney to procure that the aggregate Exercise Price payable in respect of the exercise of his Option is deducted from the Sale Proceeds, which the Principal hereby irrevocably undertakes to pay; and

f.	authorises and directs the Attorney to procure that the Option Tax Liability as defined in the Plan (if any) which arises in respect of the exercise of his Option is deducted from the Sale Proceeds; and

g.	authorises and directs the Attorney to take any steps or do anything which the Attorney in its absolute discretion considers desirable in connection with the exercise of the Option or the implementation and/or execution of documents relating thereto in connection with, and conditional on completion of the Relevant Sale.

This power of attorney shall become effective immediately upon the date (the “Effective Date”) on which the Company receives either a Drag Along Notice pursuant to paragraph 1.1 of Schedule 1 or a copy of the offer(s) to the Participants pursuant to paragraph 2.4 of Schedule 1, as the case may be, provided in each case the proposed sale (the “Relevant Sale”) in respect of which such Drag Along Notice or copy of the offer(s) is received is to be for a cash consideration only. This power of attorney shall expire to the extent that any Option is exercised by the Principal or the extent that the Option lapses or expires in accordance with the terms of the Plan and in any event shall expire on 31 December 2010. The Principal undertakes to ratify and confirm whatever the Attorney does or purports to do in good faith in the exercise of any power conferred by this power of attorney.

The Principal declares that a person who deals with the Attorney and the Company in good faith may accept a written statement signed by any director or the company secretary of the Company to the effect that this power of attorney has not been revoked as conclusive evidence of that fact.

The Principal undertakes to indemnify the Attorney fully against all claims, losses, costs, expenses, damages or liability which it sustains or incurs as a result of any action taken by it in good faith pursuant to this power of attorney (including any cost incurred in enforcing this indemnity).

This power of attorney (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation or any act performed or claimed to be performed under it) shall be governed by and construed in accordance with English law.

In witness whereof this power of attorney has been executed as a deed on the date set out below.

Signed and delivered as a deed by:

Signature:
First name:
Last name:
Address:
Date:

in the presence of:

Signature:
Name:
Occupation:
Address: